Exhibit 99.1
VWR Corporation Reports Strong Third Quarter 2015 Financial Results
RADNOR, Pa., November 5, 2015 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), a leading global, independent provider of products, services and solutions to laboratory and production facilities, today reported its financial results for the third quarter ended September 30, 2015.
Third Quarter 2015 — Highlights
•Consolidated revenues of $1.10 billion, down 1.7%, but up 5.9% constant currency, and up 3.7% on an organic basis.
•Americas and EMEA-APAC segments’ organic revenues increased 4.4% and 2.8%, respectively.
•3Q15 Adjusted EPS of $0.38, up 46.2% compared to $0.26 in the prior year.
•2015 nine month cash flow from operating activities of $157.3 million as compared to $87.2 million in the prior year.
•Acquired Purification Technologies, Inc., a domestic specialty solvent company, on October 1, 2015.
•Management reaffirms full year 2015 guidance.
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “We are pleased to report solid financial results, highlighting the strength of our operations and our ability to effectively meet the needs of our customers. In the third quarter, we faced a difficult comparison driven by the ongoing strength of the U.S. dollar as compared to the euro and other currencies. Adjusting for this currency headwind, we posted solid revenue and earnings growth. In addition, our success in de-levering the balance sheet and reducing interest expense helped drive a 46.2% year-over-year increase in Adjusted EPS to $0.38. The strength of our performance and our robust cash flow generation position us well to continue to drive shareholder value.”
Third Quarter 2015 — Consolidated Results
Revenues were $1.10 billion, down $18.9 million, or 1.7% compared to prior year. The foreign exchange impact of the strengthening of the U.S. dollar compared to the euro and other major currencies reduced revenues by $84.3 million, or 7.6%. On an organic basis, revenues increased $41.6 million, or 3.7%, while recent acquisitions increased revenues by an additional $23.8 million, or 2.1% as compared to prior year.
Operating income was $81.1 million, down $11.5 million, or 12.4% compared to prior year. The third quarter of 2015 included a $3.2 million intangible asset impairment charge related to a prior acquisition, a legacy facility exit charge of $1.4 million and a $0.4 million gain resulting from changes in an earn-out estimate. The third quarter of 2014 included a gain on the rescission of an acquisition of $11.1 million. Excluding these non-comparable items and the impact of currency and acquisitions, operating income increased $4.6 million, or 5.6% compared to prior year.
Adjusted Net Income was $49.8 million, up $15.2 million, or 43.9% compared to prior year. Adjusted EPS increased 46.2% year-over-year to $0.38, up from $0.26 in the prior year. Adjusted EBITDA was $117.8 million, up $4.9 million compared to prior year.
Greg Cowan, Senior Vice President and Chief Financial Officer, commented: “Third quarter 2015 net interest expense was $28.1 million, down $16.0 million compared to the third quarter of 2014. VWR recently concluded a refinancing which effectively extended the maturities and lowered interest costs for $1.5 billion of our debt. We believe that the refinancing builds on our track record of prudently managing down interest expense and deleveraging the balance sheet. Lower interest expense translates directly into increased cash flow, giving us enhanced capabilities to further strengthen our balance sheet, execute a value added acquisition strategy and take advantage of attractive capital deployment opportunities in the future.”

Third Quarter 2015 — Segment Results
Americas
Revenues were $667.9 million, up $32.4 million, or 5.1% compared to prior year. On an organic basis, revenues increased 4.4% year-over-year. The increase in the Americas revenue was driven by strong chemical sales to biotech and production customers.
Operating income was $47.2 million, down $2.9 million, or 5.8% compared to prior year. Excluding the impact of currency, acquisitions, the third quarter 2015 legacy facility exit charge of $1.4 million, a $0.4 million gain on an earn-out estimate, and the third quarter 2014 gain on the rescission of an acquisition of $11.1 million, operating income increased $6.2 million, or 15.9% year-over-year, the result of higher sales volume and operating margin improvement.
EMEA-APAC
Revenues were $427.6 million, down $51.3 million, or 10.7% year-over-year, with the reduction due to the continued strengthening of the U.S. dollar compared to the euro and other major currencies. Currency reduced reported revenues by 14.9%, while acquisitions added 1.4%. On an organic basis, revenues increased 2.8%.
Operating income was $33.9 million, down $8.6 million, or 20.2% compared to prior year. The third quarter of 2015 included a $3.2 million intangible asset impairment charge related to a prior acquisition. Excluding the impairment charge, and the impact of currency and acquisitions, comparable operating income declined $1.6 million or 3.8%. The reduction was driven by two transitory factors, the significant year-over-year change in the U.S. dollar to euro exchange rate, which limited our ability to adjust pricing to offset cross-border denominated purchases into the Euro market and to a lesser extent, a continuation of a supply chain disruption.
Full Year 2015 Outlook
Management reaffirms full year 2015 guidance, with 2015 revenues in the range of $4.24 to $4.31 billion. Despite the inclusion of the negative foreign exchange influence on our results, given our strong organic performance we still expect to achieve results within our 2015 Adjusted EBITDA guidance range of $456 to $463 million, albeit towards the lower end. 2015 Adjusted EPS is anticipated to be in the range of $1.42 to $1.50.
Our full year 2015 outlook assumes:

•	Fourth quarter currency exchange rates consistent with our previously issued guidance.

•	Adjusted diluted shares outstanding of slightly less than 132 million.

•	The income tax rate to calculate 2015 Adjusted EPS of slightly below 37%.

•
Share-based compensation expense in the range of $5 to $6 million before tax. Adjusted EPS guidance includes share-based compensation expense. Adjusted EBITDA guidance excludes share-based compensation expense.

•	No impact from acquisitions closed after November 5, 2015.
Balance Sheet & Cash Flows
At September 30, 2015, total debt was $2.05 billion and cash and cash equivalents was $122.8 million, resulting in Net Debt of $1.93 billion, down $61.2 million compared to Net Debt of $1.99 billion as of December 31, 2014. The reduction in Net Debt was primarily due to changes in foreign exchange rates and from strong cash flow from operations. Our ratio of Net Debt to LTM Adjusted EBITDA was 4.2x at September 30, 2015, down slightly compared to 4.4x as of December 31, 2014.
In the third quarter of 2015, cash generated by operating activities was $60.2 million compared to $18.7 million in the third quarter of 2014. The year-over-year increase in cash flow from operations was primarily driven by lower cash paid for interest and improvements in working capital. Capital expenditures in the third quarter of 2015 were $8.2 million, unchanged from prior year. Free Cash Flow, or cash from operating activities less capital expenditures, for the third quarter of 2015 was $52.0 million, as compared to $10.5 million in the prior year.

Conference Call
As previously announced, VWR Corporation will hold a conference call today, November 5, 2015, to discuss its third quarter 2015 financial results beginning at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation third quarter 2015 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 51212501. The replay will be available through November 10, 2015. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, Net Debt and Net Leverage:

•
Adjusted EBITDA is our net income or loss adjusted for the following items: (i) interest expense, net of interest income, (ii) income tax provision or benefit, (iii) depreciation and amortization, (iv) net foreign currency remeasurement gains or losses relating to financing activities, (v) losses on extinguishment of debt, (vi) share-based compensation expense, (vii) charges associated with restructurings and other cost reduction initiatives and (viii) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Adjusted Net Income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) charges associated with restructurings and other cost reduction initiatives and (v) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income.

•
Adjusted EPS is our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock as determined under GAAP.

•	Free Cash Flow is our net cash provided by or used in operating activities less capital expenditures.

•	Net Debt is our total debt and capital lease obligations less (i) our cash and cash equivalents on hand and (ii) our compensating cash balance, if any.

•	Net Leverage is calculated by taking (i) Net Debt, and dividing it by (ii) our Adjusted EBITDA for the preceding twelve-month period (“LTM Adjusted EBITDA”).
Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.
In this earnings release, we also refer to (i) changes in our revenues before the effects of changes in foreign currency exchange rates as our "constant currency" results and (ii) changes in our revenues before the effects of recent acquisitions and prior to the effects of changes in foreign currency exchange rates as our "organic" results.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, global, independent provider of products, services and solutions to laboratory and production facilities. With sales in excess of $4.3 billion in 2014, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 8,500 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$1,095.5	$1,114.4	$3,206.3	$3,273.7
Cost of goods sold	796.0	803.9	2,317.1	2,339.3
Gross profit	299.5	310.5	889.2	934.4
Selling, general and administrative expenses	218.4	217.9	656.7	702.8
Operating income	81.1	92.6	232.5	231.6
Interest expense	(28.2)	(44.2)	(83.9)	(135.3)
Interest income	0.1	0.1	0.2	0.5
Other income (expense), net	(4.8)	62.3	46.9	67.5
Loss on extinguishment of debt	(30.3)	—	(32.7)	—
Income before income taxes	17.9	110.8	163.0	164.3
Income tax provision	(6.9)	(41.0)	(62.2)	(60.5)
Net income	11.0	69.8	100.8	103.8
Accretion of dividends on redeemable convertible preferred stock	—	(4.4)	—	(29.4)
Net income applicable to common stockholders	$11.0	$65.4	$100.8	$74.4

Earnings per share:
Basic	$0.08	$0.97	$0.77	$3.25
Diluted	0.08	0.97	0.76	3.25
Weighted average shares outstanding:
Basic	131.4	67.7	131.4	22.9
Diluted	131.5	67.7	131.9	22.9

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$122.8	$118.0
Trade accounts receivable, net of reserves of $12.5 and $12.2	599.2	583.5
Other receivables	42.0	62.1
Inventories	409.5	394.5
Other current assets	51.8	44.5
Total current assets	1,225.3	1,202.6
Property and equipment, net	217.9	231.5
Goodwill	1,809.8	1,853.6
Other intangible assets, net	1,486.4	1,594.9
Other assets	113.4	106.2
Total assets	$4,852.8	$4,988.8
Liabilities, Redeemable Equity and Stockholder Equity
Current liabilities:
Current portion of debt and capital lease obligations	$100.5	$95.3
Accounts payable	455.9	466.2
Employee-related liabilities	66.3	82.3
Current amount due to VWR Holdings — ITRA	70.9	9.8
Other current liabilities	136.0	132.5
Total current liabilities	829.6	786.1
Debt and capital lease obligations, net of current portion	1,952.5	2,016.6
Due to VWR Holdings — ITRA, net of current portion	92.2	163.1
Deferred income tax liabilities	460.7	462.2
Other liabilities	168.4	169.7
Total liabilities	3,503.4	3,597.7
Redeemable equity, at redemption value	50.6	51.4
Stockholder equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,720.8	1,716.3
Accumulated deficit	(47.2)	(148.0)
Accumulated other comprehensive loss	(376.1)	(229.9)
Total stockholder equity	1,298.8	1,339.7
Total liabilities, redeemable equity and stockholder equity	$4,852.8	$4,988.8

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$100.8	$103.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	92.5	97.6
Net foreign currency remeasurement gain	(44.3)	(70.2)
Deferred income tax provision	23.4	20.2
Loss on extinguishment of debt	32.7	—
Impairment charges	3.2	11.3
Gain on disposition of business	—	(11.1)
Share-based compensation expense	3.7	0.5
Amortization of debt issuance costs	4.3	5.6
Other, net	4.0	2.3
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(41.3)	(54.9)
Inventories	(26.6)	(35.1)
Accounts payable	9.1	14.7
Other assets and liabilities	(4.2)	2.5
Net cash provided by operating activities	157.3	87.2
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(45.6)	(45.4)
Proceeds from disposition of business, net of cash disposed	—	13.0
Capital expenditures	(24.7)	(23.3)
Other investing activities	2.1	0.5
Net cash used in investing activities	(68.2)	(55.2)
Cash flows from financing activities:
Proceeds from debt	2,673.2	459.9
Repayment of debt	(2,694.2)	(484.9)
Net change in bank overdrafts	(4.5)	(16.3)
Net change in compensating cash balance	2.5	12.0
Repurchases of redeemable equity	—	(8.9)
Payment to VWR Holdings under ITRA	(9.8)	—
Payment of debt issuance costs	(40.3)	(1.1)
Other financing activities	(2.4)	—
Net cash used in financing activities	(75.5)	(39.3)
Effect of exchange rate changes on cash	(8.8)	(7.5)
Net increase (decrease) in cash and cash equivalents	4.8	(14.8)
Cash and cash equivalents at beginning of period	118.0	135.6
Cash and cash equivalents at end of period	$122.8	$120.8
Supplemental disclosures of cash flow information:
Cash paid for interest	$81.7	$138.8
Cash paid for income taxes, net	29.1	26.9

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Reported Change		Components of Reported Change
								Comparable Operations
	2015	2014	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$667.9	$635.5	$32.4	5.1%	$(12.8)	$17.0	$—	$28.2	4.4%
EMEA-APAC	427.6	478.9	(51.3)	(10.7)%	(71.5)	6.8	—	13.4	2.8%
Total	1,095.5	1,114.4	(18.9)	(1.7)%	(84.3)	23.8	—	41.6	3.7%
Gross profit	299.5	310.5	(11.0)	(3.5)%	(24.8)	9.8	—	4.0	1.3%
SG&A expenses	218.4	217.9	0.5	0.2%	(20.0)	5.8	15.3	(0.6)	(0.3)%
Operating income:
Americas	47.2	50.1	(2.9)	(5.8)%	0.1	2.9	(12.1)	6.2	15.9%
EMEA-APAC	33.9	42.5	(8.6)	(20.2)%	(4.9)	1.1	(3.2)	(1.6)	(3.8)%
Total	$81.1	$92.6	$(11.5)	(12.4)%	$(4.8)	$4.0	$(15.3)	$4.6	5.6%

				Reported			Comparable
				Three Months Ended September 30,		Change in basis points	Three Months Ended September 30,		Change in basis points
				2015	2014		2015	2014
Operating income margin:
Americas				7.1%	7.9%	(80)	6.8%	6.1%	70
EMEA-APAC				7.9%	8.9%	(100)	8.3%	8.9%	(60)
Total				7.4%	8.3%	(90)	7.4%	7.3%	10

	Nine Months Ended September 30,		Reported Change		Components of Reported Change
								Comparable Operations
	2015	2014	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$1,925.0	$1,818.7	$106.3	5.8%	$(28.3)	$48.8	$—	$85.8	4.7%
EMEA-APAC	1,281.3	1,455.0	(173.7)	(11.9)%	(239.0)	19.7	—	45.6	3.1%
Total	3,206.3	3,273.7	(67.4)	(2.1)%	(267.3)	68.5	—	131.4	4.0%
Gross profit	889.2	934.4	(45.2)	(4.8)%	(81.8)	27.2	—	9.4	1.0%
SG&A expenses	656.7	702.8	(46.1)	(6.6)%	(62.4)	18.1	6.1	(7.9)	(1.1)%
Operating income:
Americas	124.1	102.2	21.9	21.4%	0.1	7.2	(3.1)	17.7	17.3%
EMEA-APAC	108.4	129.4	(21.0)	(16.2)%	(19.5)	1.9	(3.0)	(0.4)	(0.3)%
Total	$232.5	$231.6	$0.9	0.4%	$(19.4)	$9.1	$(6.1)	$17.3	7.5%

				Reported			Comparable
				Nine Months Ended September 30,		Change in basis points	Nine Months Ended September 30,		Change in basis points
				2015	2014		2015	2014
Operating income margin:
Americas				6.4%	5.6%	80	6.3%	5.6%	70
EMEA-APAC				8.5%	8.9%	(40)	8.6%	8.9%	(30)
Total				7.3%	7.1%	20	7.3%	7.1%	20

VWR Corporation and Subsidiaries
Reconciliations of Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Free Cash Flow (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$11.0	$69.8	$100.8	$103.8
Amortization of acquired intangible assets	20.6	21.1	62.1	67.7
Net foreign currency remeasurement loss (gain) from financing activities	4.8	(62.3)	(46.9)	(67.5)
Impairment charges	3.2	—	3.2	11.3
Gain on disposition of business	—	(11.1)	—	(11.1)
Loss on extinguishment of debt	30.3	—	32.7	—
Equity offering costs	—	—	0.9	—
Changes to estimated fair value of contingent consideration	(0.4)	—	(0.6)	—
Legacy facility exit charges	1.4	—	2.8	—
Income tax (benefit) provision applicable to adjustments, net	(21.1)	17.1	(17.0)	(1.1)
Adjusted Net Income	49.8	34.6	138.0	103.1
Interest expense, net of interest income	28.1	44.1	83.7	134.8
Depreciation expense	10.6	10.2	30.4	29.9
Share-based compensation expense	1.3	0.1	3.7	0.5
Income tax provision applicable to Adjusted Net Income	28.0	23.9	79.2	61.6
Adjusted EBITDA	$117.8	$112.9	$335.0	$329.9

Adjusted EPS	$0.38	$0.26	$1.05	$0.78

Weighted average shares outstanding, diluted	131.5	67.7	131.9	22.9
Normalization for recent share activity*	—	63.7	—	108.5
Adjusted weighted average shares outstanding, diluted	131.5	131.4	131.9	131.4

*
This adjustment changes adjusted weighted average shares outstanding, diluted, to the amounts that would have been reported under GAAP had our initial public offering and the recapitalization occurred on January 1, 2014.

	Nine Months Ended September 30,
	2015	2014
Net cash provided by operating activities	$157.3	$87.2
Less: capital expenditures	24.7	23.3
Free Cash Flow	$132.6	$63.9

VWR Corporation and Subsidiaries
Reconciliations of Net Debt, Net Leverage and LTM Adjusted EBITDA (Unaudited)
(dollars in millions)

	September 30, 2015		December 31, 2014		September 30, 2014
Debt and capital lease obligations	$2,053.0		$2,111.9		$2,739.0
Less:
Cash and cash equivalents	122.8		118.0		120.8
Compensating cash balance	—		2.5		13.9
Net Debt	1,930.2		1,991.4		2,604.3
LTM Adjusted EBITDA	454.5		449.4		448.3
Net Leverage	4.2	X	4.4	X	5.8	X

	Twelve Months Ended
	September 30, 2015	December 31, 2014	September 30, 2014
Net income	$149.6	$152.6	$112.9
Interest expense, net of interest income	115.2	166.3	182.7
Income tax provision	86.5	84.8	52.5
Depreciation and amortization	124.2	129.3	131.0
Share-based compensation expense	5.2	2.0	0.6
Net foreign currency remeasurement gain from financing activities	(70.3)	(90.9)	(52.2)
Impairment charges	3.2	11.3	11.3
Gain on disposition of business	—	(11.1)	(11.1)
Loss on extinguishment of debt	37.8	5.1	—
Charges associated with restructurings and other cost reduction initiatives	—	—	20.6
Legacy facility exit charges	2.8	—	—
Equity offering costs	0.9	—	—
Changes to estimated fair value of contingent consideration	(0.6)	—	—
LTM Adjusted EBITDA	$454.5	$449.4	$448.3
Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com